Exhibit 107

Form S-8

(Form Type)

Barinthus Biotherapeutics plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount to be Registered (2)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, nominal value £0.000025 per share	Rule 457(c) and Rule 457(h)	1,609,386 shares (3)	$1.03 (5)	$1,657,667.58	$0.00015310	$253.79
Equity	Ordinary shares, nominal value £0.000025 per share	Rule 457(c) and Rule 457(h)	402,346 shares (4)	$0.88 (6)	$354,064.48	$0.00015310	$54.21
Total Offering Amounts					$2,011,732.06		--
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$308.00

(1)	These shares may be represented by the American Depositary Shares (“ADSs”) of Barinthus Biotherapeutics plc (the “Registrant”). Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-255237).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding ordinary shares.

(3)	Represents an automatic increase on January 1, 2025 to the number of shares available for issuance under the Registrant’s Share Award Plan (the “2021 Plan”), pursuant to the terms of the 2021 Plan. Shares available for issuance under the 2021 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on April 30, 2021 (Registration No. 333-255664).

(4)	Represents an automatic increase on January 1, 2025 to the number of shares available for issuance under the Registrant’s 2021 Employee Share Purchase Plan (the “2021 ESPP”), pursuant to the terms of the 2021 ESPP. Shares available for issuance under the 2021 ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on April 30, 2021 (Registration No. 333-255664).

(5)	The price of $1.03 per share, which is the average of the high and low sale prices of the ADSs of the Registrant as quoted on the Nasdaq Global Market on March 18, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and has been used as these shares are without a fixed price.

(6)	The price of $0.88 per share, which is 85% of the average of the high and low sale prices of the ADSs of the Registrant as quoted on the Nasdaq Global Market on March 18, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the 2021 ESPP, the purchase price of the shares of Ordinary Shares reserved for issuance thereunder will be 85% of the fair market value of an Ordinary Share on the first trading day of the offering period or on the exercise date, whichever is less.